Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging and Genetix Amend Merger Agreement Resulting in

$4.20 Per Share Purchase Price

San Jose, CA, November 9, 2006 – In response to an unsolicited bid from a third party to acquire all of the outstanding securities of Applied Imaging Corp. (“Applied Imaging”) (OTC BB: AICX.OB), Applied Imaging today announced that its definitive agreement to be acquired by Genetix Group plc. (“Genetix”) had been amended on November 9, 2006. The amendment reflects an increase in the consideration payable by Genetix to Applied Imaging’s stockholders from $3.80 per share to $4.20 per share.

A special meeting to approve the proposed acquisition is still expected to take place on Tuesday at 10:00 a.m. on November 21, 2006 at Applied Imaging’s headquarters in San Jose, California.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is a leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol® and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

About Genetix

Genetix provides applications for cell biology, proteomic and genomic research. It supplies many leading academic institutions worldwide and major international pharmaceutical and biotechnology companies involved in the drug discovery process. These include GSK, AstraZeneca and Novartis. Through its R&D expertise and scientific resource, Genetix is committed to the continual development of innovative solutions to accelerate the rate of global scientific discovery. The Company made a significant contribution to the Human Genome Project by supplying high-throughput instruments to seven of the eight leading laboratories of the consortium. Currently Genetix’s cell biology instrumentation is finding wide acceptance in the biopharmaceutical industry. Genetix is based in New Milton, Hampshire, UK, with offices in the USA and Germany. Genetix was established in 1991.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the expected timing of the proposed transaction and of the special stockholders meeting. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Actual results could differ materially from those projected in the forward-looking statements as a result of the terms and conditions specified in the definitive merger agreement, and a number of other factors, including the failure of the Company to obtain stockholder approval of the proposed acquisition by Genetix, and the failure of the Company to execute or consummate the acquisition by Genetix. The forward-looking statements in this news release are made as of November 9, 2006, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, Applied Imaging has filed a proxy statement and will be filing relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Applied Imaging in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy statement of Applied Imaging described above.

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